                                                                     EXHIBIT 3.3

                          CERTIFICATE OF DESIGNATIONS,
                             RIGHTS AND PREFERENCES
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                           FOOTWEAR ACQUISITION, INC.

         The undersigned, Marsden S. Cason, President and Chief Executive Officer of Footwear Acquisition, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         The Board of Directors of the Corporation (the "Board"), pursuant to the authority vested in it by the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, adopted the following resolution on April , 2001 creating a series of Preferred Stock designated as "Series A Preferred Stock":

         Whereas, the Certificate of Incorporation of this Corporation authorizes the issuance of Preferred Stock of the Corporation in series and authorizes the Board to determine the designations and the powers, preferences and rights granted to or imposed upon any unissued or designated series of Preferred Stock and to fix the number of shares of such series.

         Now, therefore, be it resolved, that pursuant to the authority expressly granted to and vested in the Board pursuant to the Certificate of Incorporation, there is hereby created a series of Preferred Stock, par value $0.01 per share, of the Corporation which shall be designated "Series A Preferred Stock." The number of shares of Series A Preferred Stock authorized for issuance is 900,000 shares plus such number of additional shares as may be necessary for the Corporation to satisfy any obligation it may incur to pay dividends with respect to outstanding shares of Series A Preferred Stock in additional shares of Series A Preferred Stock. In addition to those set forth in the Certificate of Incorporation of the Corporation, the Series A Preferred Stock shall have the designations, powers, preferences and rights set forth below:

1. Stated Value; Date of Issue. The Series A Preferred Stock shall have a stated value of $100.00 per share (the "Stated Value"). The date a share of Series A Preferred Stock is issued is referred to herein as its "Date of Issue," and the date the first share of Series A Preferred Stock is issued is referred to herein as the "Original Date of Issue."

2.       Dividends.

         (a) The holders of shares of Series A Preferred Stock shall be entitled to receive with respect to each share, when and as declared by the Board, out of assets legally available for such purpose, cumulative dividends at an annual rate, declared and compounded quarterly, based on a year of 360 days consisting of 12 thirty-day months, equal to 11.1% applied to the amount of the Stated Value per share of Series A Preferred Stock, payable in cash or at the Corporation's option, as set forth in Section 2(b), below. Such dividends shall be payable in respect of each share of Series A Preferred Stock annually, in arrears, on the last day of April in each year (each a "Dividend Payment Date"), commencing on the last day of April 2002. The dividend payable on the first Dividend Payment Date shall be calculated and based on the period from the Date of Issue through such Dividend Payment Date. Each period commencing on the later of the Date of Issue of a share of the Series A Preferred Stock or the first day after the last preceding Dividend Payment Date and ending on the next Dividend Payment Date or, in the case of a final dividend, the effective date of a liquidating distribution or redemption of such shares of Series A Preferred Stock is referred to herein as a "Dividend Period." If the date fixed for payment of a final liquidating distribution on any shares of Series A Preferred Stock or the date on which any shares of Series A Preferred Stock are redeemed does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such liquidating distribution or redemption, the final Dividend Period applicable to such shares shall be the period from the last Dividend Payment Date prior to the date such liquidating distribution or redemption occurs through the effective date of such liquidating distribution or redemption.

         (b) At the option of the Corporation, dividends declared and paid on the outstanding shares of Series A Preferred Stock may be paid, in whole or in part, in additional shares of the Corporation's capital stock as specified herein (the "In-Kind Dividends"). Such In-Kind Dividends will be paid annually and declared per quarter, and shall accrue per quarter at a ratio of (i) 0.24975 shares of Series A Preferred Stock to (ii) 2.775 shares of Common Stock, for each $1,000 of Stated Value; such dividends shall be paid by issuing a combination of authorized, duly issued, fully paid and nonassessable shares of Series A Preferred Stock and the Corporation's Common Stock. Each share of Series A Preferred Stock so issued shall be valued at its Stated Value and each share of Common Stock so issued shall be valued at $1.00. The receipt of Series A Preferred Stock and Common Stock payable as In-Kind Dividends hereunder shall be deemed to have occurred upon the date such dividends are declared by the Board and the holder entitled to receive such shares of Series A Preferred Stock and Common Stock shall be treated for all purposes as the record holder of such shares of Series A Preferred Stock and Common Stock as of the time such dividends are declared.

         (c) If full dividends on all outstanding shares of Series A Preferred Stock at the rate per share set out in this Section 2 have not been declared and paid or irrevocably set aside in trust for payment for the then current Dividend Period and all prior Dividend Periods, the Corporation shall not (i) declare or pay or set aside for payment any dividends or make any other distribution or payments on any other securities of the Corporation ranking junior to shares of Series A Preferred Stock with respect to the payment of dividends or upon liquidation (collectively, "Junior Securities") or (ii) make any payment on account of the purchase, redemption or other retirement of, or pay or make available any money for a sinking fund for the redemption of, any Junior Securities. For purposes of this Section 2(c) and Section 4(a)(iii) below, unless the context requires otherwise, "distribution" means the transfer of cash or property, whether by way of dividend or otherwise, or the purchase or redemption of shares of capital stock of the Corporation (other than repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a price approved by the Board of Directors and other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.

         (d) No dividends shall be declared or paid or set apart for payment on any other securities of the Corporation ranking on a parity with the shares of Series A Preferred Stock with respect to dividends or upon liquidation ("Parity Securities") in respect of any Dividend Period unless (i) with respect to any Parity Securities that at that time pay dividends on a periodic basis identical to that of the Series A Preferred Stock, full dividends on all outstanding shares of Series A Preferred Stock for the then-current Dividend Period and all prior Dividend Periods shall have been paid or contemporaneously are declared and paid or declared and the consideration for the payment thereof irrevocably set apart in trust for such payment, and (ii) with respect to any Parity Securities that at that time pay dividends on a periodic basis different from that of the Series A Preferred Stock, full dividends on all outstanding shares of Series A Preferred Stock for the immediately preceding Dividend Period and all prior Dividend Periods have been declared and paid in full. Notwithstanding the immediately preceding sentence, in the event that dividends with respect to any Dividend Period are not paid in full (or the consideration for such full payment irrevocably set apart in trust) upon the shares of Series A Preferred Stock, dividends upon shares of Series A Preferred Stock and dividends on shares of any Parity Securities may be declared by the Board with respect to a current dividend period pro rata with respect thereto so that the amount of dividends per share on shares of Series A Preferred Stock and such Parity Securities so declared shall bear to each other (i) with respect to any Parity Securities that at that time pay dividends on a periodic basis identical to that of the Series A Preferred Stock, the same ratio that full dividends per share (which shall include any accumulation in respect of unpaid dividends for prior Dividend Periods) on the shares of Series A Preferred Stock for the then-current Dividend Period and full dividends per share on the Parity Securities (which may include any accumulation in respect of unpaid dividends for prior dividend periods) bear to each other and (ii) with respect to any Parity Securities that at that time pay dividends on a periodic basis different from that of the Series A Preferred Stock, the same ratio that annual dividends per share on the shares of Series A Preferred Stock and annual dividends per share on the Parity Securities, bear to each other.

         (e) Anything herein to the contrary notwithstanding, no dividends shall be paid in cash at any time that such payment would cause the Corporation to be in violation of the terms of any loan agreement between the Corporation and any financial institution by which the Corporation is then bound.

3.       Liquidation, Dissolution or Winding Up.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up (collectively, a "Liquidation") of the Corporation, holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid pro rata out of the assets of the Corporation available for distribution to its stockholders but before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the sum of its Stated Value, plus the amount per share of all dividends accrued but unpaid thereon through the date of such Liquidation (the "Liquidation Amount"). If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any Parity Securities the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any Parity Securities shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. For purposes of this Section 3, a Liquidation shall also be deemed to occur if the Corporation shall sell, transfer convey or otherwise dispose of all or substantially all of its property or business or upon the occurrence of a Change in Control; provided that this last sentence shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation.

         (b) After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock and any Parity Securities, the holders of Junior Securities then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

         4. Voting Rights. Holders of Series A Preferred Stock shall have the following voting rights and these voting rights shall be the sole and exclusive voting rights of the Series A Preferred Holders, except as may be required by the General Corporation Law of the State of Delaware:

         (a) Without first obtaining the affirmative vote thereon of holders of not less than 66 2/3% of the outstanding shares of Series A Preferred Stock voting as a single class, the Corporation shall not:

                  (i) create or amend the terms of any class or series of capital stock so that it ranks senior to or on parity with the shares of Series A Preferred Stock;

                  (ii) amend this Certificate of Incorporation or the Bylaws of the Corporation in any manner that will adversely affect the preferences, rights, powers, privileges, or the restrictions provided for the benefit of, the holders of Series A Preferred Stock in any way (or any merger, consolidation or other business combination transaction involving the Corporation that will have the same effect on the rights of the holders of Series A Preferred Stock as such an amendment);

                  (iii) declare or pay any dividend or make any other distribution on any Junior Securities;

                  (iv)     effect a Change of Control;

                  (v) effect any acquisition of the capital stock of another entity which results in the consolidation of that entity into the results of operations of the Corporation or acquisition of all or substantially all of the assets of another entity;

                  (vi) create indebtedness for borrowed money (or any indebtedness that would be classified as indebtedness for borrowed money under generally accepted accounting principles) or any guarantee thereof, in excess of $500,000;

                  (vii) pledge or mortgage the Corporation assets, or otherwise permit a Lien to attach to the Corporation's Assets, except for Permitted Liens;

                  (viii) create a plan or arrangement for the grant of stock options or the issuance of restricted stock or increase the number of shares available under such a plan or arrangement, provided, however, that the Company may create such a plan or arrangement and initially reserve up to 10% of its Common Stock (subject to adjustment for stock splits, dividends and the like) for issuance thereunder without approval hereunder;

                  (ix) make or take any action that would result in a material change in the Corporation's line of business or manufacturing and/or distribution arrangements;

                  (x) take any action that results in the repurchase or redemption of equity securities (except as contemplated herein and any repurchases of Common Stock issued to employees);

                  (xi) except as contemplated herein, (A) pay or declare any dividend or distribution on any shares of the Corporation's capital stock (except any dividends payable solely in shares of Common Stock) or (B) apply any of the Corporation's assets to the redemption or repurchase of the Corporation's capital stock; or

                  (xii)    cause a Liquidation.

         (b) Definitions. As used herein, the following terms have the following meanings; other capitalized but undefined terms shall have the meaning set forth in the Certificate of Incorporation:

                  "Change in Control" means the occurrence after the Original Date of Issue of the consolidation or merger of the Corporation or sale of all or substantially all of its assets (other than solely for the purpose of changing the jurisdiction of incorporation of the Corporation) in which the shareholders of the Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent, if any) immediately following the transaction.

                  "Fair Value" means (i) as to cash or cash equivalents, the dollar value thereof, (ii) as to all marketable securities listed or quoted on a national securities exchange, the Nasdaq National Market or a recognized foreign securities exchange that reports closing sale prices, the average closing sales price for the ten trading days prior to the date of calculation; (iii) as to all marketable securities traded in any other market that reports asked and bid prices, the average mid-point between the asked price and the bid price as reported by the market makers in that security as of the end of the ten trading days prior to the date of calculation, and (iv) as to all non-publicly traded securities, other securities, instruments or other assets, the fair value thereof as determined in good faith by the Board of Directors, or if no determination has been made within the prior 12 month period, then as determined in good faith by the Board in consultation with such independent banker or appraiser as the Board may deem appropriate.

                  "Permitted Liens" means Liens that (i) arise out of taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) are mechanics', carriers', workers', repairmen's, or other similar Liens that are not, individually or in the aggregate, material in amount and arise in the ordinary course of business, (iii) represent the rights of customers, suppliers, licensees and subcontractors in the ordinary course of business under contracts or under general principles of commercial law, (iv) any Lien existing or which comes into existence pursuant to the terms of any senior note or senior notes, made by the Corporation, dated as of the date hereof and (v) any Lien existing as of the date hereof pursuant to the terms of any agreement existing as of the date hereof between the Corporation and any bank or other lender. "Lien" means all liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements, assignments and other encumbrances.

         5.       Redemption.

                  (a) The Corporation shall have the right, at any time, to redeem the shares of the Series A Preferred Stock, in whole or in part, at a redemption price in cash equal to the Liquidation Amount (the "Redemption Price"). If the Corporation decides to redeem some, but not all, of the shares of the Series A Preferred Stock, such redemption shall be made pro rata based on the number of shares Series A Preferred Stock held by each holder thereof.

                  (b) The Corporation shall provide each holder of shares of Series A Preferred Stock notice of its intent to redeem, specifying the date (the "Redemption Date"), time, manner and place of redemption and the portion of such shares of Series A Preferred Shares it intends to redeem and the calculated redemption price (a "Redemption Notice"), by first class or registered mail, postage prepaid, to each holder of record of Series A Preferred Stock at the address for such holder last shown on the records of the Corporation therefor, not less than 60 days prior to the Redemption Date. Before any holder of Series A Preferred Stock shall be entitled to receive the Liquidation Amount upon redemption, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the bank account to which the redemption payment shall be made. The Corporation shall, as soon as practicable thereafter wire transfer a sum equal to the Liquidation Amount to the designated account. In case less than all Series A Preferred Stock represented by any certificate is redeemed in any redemption pursuant to this Section 5, a new certificate will be issued representing the unredeemed Series A Preferred Stock without cost to the holder thereof.

                  (c) No shares of Series A Preferred Stock which have been redeemed shall be reissued.

                  (d) Such redemption shall be deemed to have been made as of the close of business on the date of the mailing of such Redemption Notice by the Corporation, and the rights of the holder thereof, except for the right to receive the Redemption Price for such redeemed shares as provided in this
Section 5, shall cease and terminate as to such redeemed shares on such date.

         IN WITNESS WHEREOF, Marsden S. Cason, President and Chief Executive Officer, declare under penalty of perjury that this is the act and deed of the Corporation, that the facts stated herein are true and that this Certificate is executed as of this day of April , 2001.


                                    /s/ Marsden S. Cason
                                    ------------------------------------
                                    Marsden S. Cason
                                    President and Chief Executive Officer